EXHIBIT 3.1

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
HIBERNIA HOMESTEAD BANCORP, INC.

Hibernia Homestead Bancorp, Inc., a Louisiana corporation (the "Company"), through its undersigned President and Chief Executive Officer and Corporate Secretary and by authority of its Board of Directors, hereby certifies that:

FIRST:  The amendment set forth in the FOURTH paragraph below (the "Amendment") changes the Articles of Incorporation of the Company by deleting and replacing Article 1.

SECOND:  At the Annual Meeting of Shareholders held on May 26, 2011, the shareholders of the Company, by vote of the shareholders present and voting, at which 877,957 votes were present or represented, of which 877,932 shares were voted "for" and 25 shares were voted "against" the Amendment to the Articles of Incorporation set forth in the FOURTH paragraph below.

THIRD:  In accordance with La. R.S. 12:31, this Amendment has been executed and acknowledged and shall be filed and recorded in the manner provided for articles of amendment in La. R.S. 12:32, and shall be effective in the manner and as of the time provided by La. R.S. 12:32(B).

FOURTH:  The Amendment reads in its entirety as follows:

ARTICLE 1. NAME. The name of the corporation is Hibernia Bancorp, Inc. (hereinafter referred to as the "Corporation").

         HIBERNIA HOMESTEAD BANCORP, INC.

Attest:           /s/ Michael G. Gretchen                                              By:    /s/ A. Peyton Bush, III
       Michael G. Gretchen                                                                                     A. Peyton Bush, III
      Corporate Secretary                                                                                      President and Chief Executive Officer

ACKNOWLEDGMENT

STATE OF LOUISIANA
ORLEANS PARISH

On this 26th day of May, 2011, before me appeared A. Peyton Bush, III, to me personally known, who, being by me duly sworn, did say that he is the President of Hibernia Homestead Bancorp, Inc., that the seal affixed to the above and foregoing instrument is the corporate seal of said corporation and that the instrument was signed and sealed on behalf of the corporation by authority of its Board of Directors; and said A. Peyton Bush, III, acknowledged the instrument to be the free act and deed of Hibernia Homestead Bancorp, Inc.

                                         /s/ A. Peyton Bush, III
                    A. Peyton Bush, III

SWORN TO AND SUBSCRIBED before me this 26th day of May, 2011.

/s/ Robert M. Schoenfeld
NOTARY PUBLIC
Robert M. Schoenfeld
Notary #11815